UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Texas Pacific Land Trust
(Name of the Registrant as Specified In Its Charter)

SOFTVEST, L.P.
SOFTVEST ADVISORS, LLC
ART-FGT FAMILY PARTNERS LIMITED
TESSLER FAMILY LIMITED PARTNERSHIP
ERIC L. OLIVER
ALLAN R. TESSLER
HORIZON KINETICS LLC
MURRAY STAHL
HORIZON ASSET MANAGEMENT LLC
KINETICS ADVISERS, LLC
KINETICS ASSET MANAGEMENT LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT INFORMATION

On April 9, 2019, SoftVest, L.P. (“SoftVest LP”) filed a definitive proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of holders of the sub-share certificates of proprietary interests (the “Shares”) for the election of a new trustee of Texas Pacific Land Trust (“TPL”) to fill the vacancy created by the resignation of Maurice Meyer III (such meeting, together with any adjournments, postponements or continuations thereof, the “Special Meeting”). INVESTORS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors may obtain a free copy of the Proxy Statement, any amendments or supplements thereto and other documents that SoftVest LP files with the SEC from the SEC’s website at www.sec.gov, or by contacting D.F. King, SoftVest LP’s proxy solicitor, by phone (212-269-5550) or e-mail (TPL@dfking.com).

SoftVest Advisors, LLC, SoftVest LP, Eric L. Oliver, ART-FGT Family Partners Limited, Tessler Family Limited Partnership, Allan R. Tessler, Horizon Kinetics LLC, Horizon Asset Management LLC, Kinetics Advisers, LLC, Kinetics Asset Management LLC and Murray Stahl may be deemed participants in the solicitation of proxies from holders of Shares in connection with the matters to be considered at the Special Meeting. Information about such participants’ direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement.

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The following is a copy of a press release made available by SoftVest LP on April 22, 2019:

SOFTVEST, L.P., HORIZON KINETICS LLC, AND ART-FGT FAMILY PARTNERS ISSUE OPEN LETTER TO TRUSTEES OF TEXAS PACIFIC LAND TRUST

Call Again on TPL Trustees to Deliver NOBO List and Stop Legal Stonewalling

DALLAS (April 22, 2019) – SoftVest, L.P., Horizon Kinetics LLC and ART-FGT Family Partners, which collectively beneficially own over 25% of the outstanding shares of Texas Pacific Land Trust (NYSE: TPL), issued today the following open letter to the Trustees of TPL:

Dear Trustees:

We start by calling again on you to do what is right for TPL shareholders and endorse Eric Oliver for trustee. Short of that, you must level the playing field by providing Mr. Oliver a copy of the NOBO list that is in your possession. Such list is being actively used by your agents to solicit TPL shareholders, some of whom have been called 2 to 3 times in a high pressure sales pitch effort to vote for your hand-picked nominee.

Last week Mr. Oliver received a letter from one of your two law firms regarding his previous request for a copy of the NOBO list.  We think your attorney’s letter shows PRECISELY what is wrong with TPL.

As a threshold matter, it is clear to us that at this time you do not intend to provide Mr. Oliver with a NOBO list; the tone and content of your letter confirms as much.

We trust that you already know that there is no legal impediment in providing to Mr. Oliver a NOBO list, as such lists are routinely provided by companies to investors conducting a counter-solicitation.

Your argument boils down to saying that TPL will not provide the NOBO list unless it is legally mandated to do so.  And, of course, if we were to buy into such mistaken premise we will be led collectively with you down a rabbit hole of hopelessly unnecessary legal memos, opinions and ultimately litigation filings around what the law mandates, not what it permits.  We are sure your attorneys would enjoy spending more of our money by indulging in a wasteful adversarial and litigious exercise; however this simply misses the point.

Ultimately, and more importantly, your counsel’s letter makes clear in a very concrete and vivid manner the point we have been making all along: TPL must immediately convert into a Delaware corporation, as permitted under its declaration of trust.  If TPL were a Delaware corporation we would not be having this surreal exchange regarding the NOBO list, as Delaware law makes clear that corporations not only have the right to provide a NOBO list to investors, but they have a legal obligation to their shareholders to do so.

We look forward to you doing what is right for TPL investors.

Sincerely,

SOFTVEST, L.P.          HORIZON KINETICS LLC          ART-FGT FAMILY PARTNERS

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IMPORTANT INFORMATION

SoftVest, L.P. (“SoftVest LP”) has filed a definitive proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of holders of the sub-share certificates of proprietary interests (the “Shares”) for the election of a new trustee of Texas Pacific Land Trust (“TPL”) to fill the vacancy created by the resignation of Maurice Meyer III (such meeting, together with any adjournments, postponements or continuations thereof, the “Special Meeting”). INVESTORS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement, any amendments or supplements thereto and other documents that SoftVest LP files with the SEC from the SEC’s website at www.sec.gov, or by contacting D.F. King, SoftVest LP’s proxy solicitor, by phone (212-269-5550) or e-mail (TPL@dfking.com).

SoftVest Advisors, LLC, SoftVest LP, Eric L. Oliver, ART-FGT Family Partners Limited, Tessler Family Limited Partnership, Allan R. Tessler, Horizon Kinetics LLC, Murray Stahl, Horizon Asset Management LLC, Kinetics Advisers, LLC, and Kinetics Asset Management LLC may be deemed participants in the solicitation of proxies from holders of Shares in connection with the matters to be considered at the Special Meeting. Information about such participants’ direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement.